The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement     SUBJECT TO COMPLETION      September 20, 2007

       Pricing Supplement to the Prospectus dated January 5, 2007 and the
                 Prospectus Supplement dated February 28, 2007

      [RBC LOGO]      US$
                      Royal Bank of Canada
                      Enhanced Return (Leveraged) Notes
                      Linked to the iShares(R) Russell 2000 Index Fund, due
                      October 9, 2008

Issuer:                       Royal Bank of Canada ("Royal Bank")
Issue:                        Senior Global Medium-Term Notes, Series C
Trade Date:                   September 25, 2007
Issue Date:                   September 28, 2007
Maturity Date and Term:       October 9, 2008 (resulting in a term to maturity
                              of approximately one year and one week)
Coupon:                       We will not pay you interest during the term of
                              the Notes.
Underlying ETF:               The return on the Notes is linked to the
                              performance of iShares(R) Russell 2000 Index Fund
                              (the "Underlying ETF").
                              Underlying ETF                       Initial Price
                              --------------                       -------------
                              iShares(R) Russell 2000 Index Fund
Underlying Index:             Russell 2000(R) Index
Maximum Redemption
  Amount:                     The principal amount invested ("principal amount")
                              multiplied by 115%
Minimum Investment:           US$1,000 (Subject to such other restrictions, as
                              may be applicable to such investors under the
                              private offering rules of any jurisdiction outside
                              the United States. See "Risk Factors--Non-U.S.
                              Investors May Be Subject to Certain Additional
                              Risks.")
Denomination:                 US$1,000 and integral multiples of US$1,000
                              thereafter (except that non-U.S. investors may be
                              subject to higher minimums).
Payment at Maturity:          The amount payable on each Note upon maturity will
                              be calculated as follows:
                              If the final price is greater than or equal to the
                              initial price,  then, at maturity, you will
                              receive a cash payment equal to the lesser of:
                                      (1) principal amount + (principal amount
                                          x percentage change x 3), or
                                      (2) the maximum redemption amount.
                              If the final price is less than the initial price,
                              then, at maturity, you will receive a cash payment
                              equal to:
                                      principal amount + (principal amount x
                              percentage change)
                              The Notes are not principal protected. You may
                              lose some or all of your initial investment.
Percentage Change:            The percentage change is calculated using the
                              following formula (expressed as a percentage):

                                        Final Price - Initial Price
                                        ---------------------------
                                              Initial Price

Initial Price:                The closing price of the Underlying ETF on
                              September 25, 2007 (the "initial valuation date").
Final Price:                  The closing price of the Underlying ETF on October
                              6, 2008 (the "final valuation date").
Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg
                              as described under "Ownership and Book-Entry
                              Issuance" in the accompanying prospectus).
CUSIP Number:                 78008EVJ3
Listing:                      The Notes will not be listed on any securities
                              exchange or quotation system.
Calculation Agent:            The Bank of New York
Terms Incorporated in the     All of the terms appearing above this item on the
  Master Note                 cover page of this pricing supplement and the
                              terms appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factors" section of this pricing supplement and page S-4 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

                                                                 Proceeds to
                   Price to Public    Agent's Commission    Royal Bank of Canada
                   ---------------    ------------------    --------------------
Per Note...........     100%                  %                      %
Total..............       $                   $                      $

                         RBC Capital Markets Corporation
                    Pricing Supplement dated September , 2007 iShares(R) is a registered mark of Barclay's Global Investors, N.A. and has been licensed for use by Royal Bank of Canada. The Enhanced Return (Leveraged) Notes Linked to iShares(R) Russell 2000 Index Fund due October 9, 2008 (the "Notes") are not sponsored, endorsed, sold or promoted by Barclays Global Investors, N.A., or its affiliate, Barclays Global Fund Advisors (together, "Barclays") and Barclays does not make any representation, warranty, or condition regarding the advisability of investing in the Notes. The licensing relating to the use of the Underlying ETF (as defined herein) and the trademarks referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank of Canada, and not for any third parties. The only relationship of Barclays to Royal Bank of Canada is the licensing of certain trademarks and trade names of the Underlying ETF, which is determined, composed and calculated by Barclays without regard to Royal Bank of Canada or the Notes. Barclays has no obligation to take the needs of Royal Bank of Canada or the holders into consideration in determining, composing or calculating the Underlying ETF. Barclays is not responsible for and have not participated in the determination of the timing or pricing of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. Barclays has no obligation or liability in connection with the administration, marketing or trading of the Notes.

BARCLAYS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF ANY INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT RELATING TO AN UNDERLYING ETF OR ANY DATA INCLUDED THEREIN AND BARCLAYS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. BARCLAYS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, THE HOLDERS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INFORMATION RELATING TO ANY UNDERLYING ETF OR ANY DATA INCLUDED THEREIN. BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO AN UNDERLYING ETF OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BARCLAYS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Notes are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Russell's only relationship to us is in the licensing of certain trademarks, trade names, and service marks of Russell and of the Russell 2000(R) Index (the "Index"), which is determined, composed, and calculated by Russell without regard to us or the Notes. Russell has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing, or calculating the index. Russell is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination of the amount to be paid on the Notes. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND US.

                                TABLE OF CONTENTS

Pricing Supplement
Summary...............................................................................................         P-2
Risk Factors..........................................................................................         P-6
The Underlying ETF....................................................................................        P-12
Specific Terms of the Notes...........................................................................        P-18
Use of Proceeds and Hedging...........................................................................        P-22
Supplemental Tax Considerations.......................................................................        P-23
Supplemental Plan of Distribution.....................................................................        P-25

Prospectus Supplement
About This Prospectus Supplement......................................................................         S-1
Risk Factors..........................................................................................         S-1
Use of Proceeds.......................................................................................         S-4
Description of the Notes We May Offer.................................................................         S-5
Certain Income Tax Consequences.......................................................................        S-24
Supplemental Plan of Distribution.....................................................................        S-25
Documents Filed as Part of the Registration Statement.................................................        S-30

Prospectus
Documents Incorporated by Reference...................................................................           2
Where You Can Find More Information...................................................................           3
Further Information...................................................................................           3
About This Prospectus.................................................................................           4
Presentation of Financial Information.................................................................           5
Caution Regarding Forward-Looking Information.........................................................           5
Royal Bank of Canada..................................................................................           6
Risk Factors..........................................................................................           6
Use of Proceeds.......................................................................................           6
Consolidated Ratios of Earnings to Fixed Charges......................................................           7
Consolidated Capitalization and Indebtedness..........................................................           8
Description of Debt Securities........................................................................           9
Tax Consequences......................................................................................          26
Plan of Distribution..................................................................................          38
Benefits Plan Investor Considerations.................................................................          40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others...................          41
Validity of Securities................................................................................          41
Experts...............................................................................................          41
Supplemental Financial Statement Schedule.............................................................          42
Other Expenses of Issuance and Distribution...........................................................          45

                                     SUMMARY

     The Notes due October 9, 2008 linked to the iShares(R) Russell 2000 Index Fund (the "Notes") are medium-term notes issued by Royal Bank offering a leveraged return linked to the performance of the iShares(R) Russell 2000 Index Fund (the "Underlying ETF"). If the Underlying ETF depreciates, you will receive a negative return on the Notes and you may lose some or all of your initial investment. The following is a summary of the terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. The Notes may be offered to certain investors outside the United States in accordance with applicable local law. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations:

o Exposure to the Underlying ETF Appreciation--The Notes are designed for investors who believe that the Underlying ETF will appreciate between the initial valuation date and the final valuation date. You will receive a positive return on your Notes only if the Underlying ETF appreciates. You will receive any such gains at maturity.

o Leveraged Return--If the Underlying ETF appreciates between the initial valuation date and the final valuation date, you will receive a positive return on your Notes equal to three times the amount of the percentage change of such appreciation. Any such leveraged return, however, will be capped at 15%

o No Principal Protection--You will lose some or all of your principal amount invested ("principal amount") at maturity, if the Underlying ETF depreciates between the initial valuation date and the final valuation date.

o Diversification--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Underlying ETF.

Selected Risk Considerations:

     An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

o Principal at Risk--You may receive less, and possibly significantly less, than your principal amount at maturity, if the Underlying ETF depreciates between the initial valuation date and the final valuation date at a rate of 1% loss of principal for every 1% decrease in the price.

o The Total Return Is Capped, Which May Limit Your Potential Payment at Maturity--You will receive a positive return on your principal amount at maturity if the Underlying ETF appreciates between the initial valuation date and the final valuation date. Any return, however, will be capped at 15% of your principal amount. In contrast, an investment in a security linked directly to the positive performance of the Underlying ETF (without a cap) will not limit an investor's return linked to the appreciation, if any, of the Underlying ETF at maturity.

o No Interest or Dividend Payments--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Underlying ETF (the "ETF Constituent Stocks"). Any return on your Notes will be paid at maturity.

o There May Be Little or No Secondary Market for the Notes--The Notes will not be listed on any U.S. or foreign securities exchange or quotation system. There can be no assurance that a secondary market for the Notes will develop. RBC Capital Markets Corporation and potentially other affiliates of Royal Bank intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss. You should be willing to hold the Notes to maturity.

The Notes may be a suitable investment for you if:

o You seek an investment with a return linked to the performance of the Underlying ETF.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment.

o    You do not seek principal protection if held to maturity.

o You believe the price of the Underlying ETF will increase during the term of the Notes (and therefore you will receive a positive return on your investment).

The Notes may not be a suitable investment for you if:

o    You are unable or unwilling to hold the Notes to maturity.

o You seek an investment that offers principal protection if held to maturity.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o    You seek current income from your investments.

o You believe the price of the Underlying ETF will depreciate during the term of the Notes (and therefore you will receive a negative return on your investment).

o You believe the price of the Underlying ETF will appreciate during the term of the Notes more then the maximum redemption amount.

o    You seek an investment for which there will be an active secondary market.

Who publishes the Russell 2000 Index and what does the Russell 2000 Index measures

     The Russell 2000(R) Index (the "Russell 2000 Index") is published by the Frank Russell Company. The Russell 2000(R) Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000(R) Index. The Russell 3000(R) Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index's component stocks and then dividing the derived total market capitalization by the "adjusted" capitalization of the Russell 2000 Index on the base date of December 31, 1986.

         For more information on the Russell 2000 Index, please see the section entitled "The Underlying ETF -- The Russell 2000 Index" in this pricing supplement.

Information on the iShares(R) Russell 2000 Index Fund price

     You can obtain the iShares(R) Russell 2000 Index Fund price from the Bloomberg Financial(R) service under the symbol "IWM," and from the iShares(R) website, www.ishares.com..

No ownership interest in the stocks included in the Underlying ETF

     An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the stocks of the companies included in the Underlying ETF.

What Are the Tax Consequences?

     The Notes should be treated as a pre-paid derivative contract with respect to the Underlying ETF and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax
Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" in this pricing supplement.

How Do the Notes Perform at Maturity?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

Step 1: What is the final Price and is it less than or greater than the initial Price?

The "initial price" is the closing price of the Underlying ETF on the initial valuation date and the "final price" is the closing price of the Underlying ETF on the final valuation date.

Step 2: Calculate the percentage change.

The percentage change is equal to the following (expressed as a percentage):

Percentage Change = Final Price - Initial Price
                    ---------------------------
                          Initial Price

Step 3: Calculate the payment at maturity.

If the final price is greater than or equal to the initial price, then, at maturity, you will receive a cash payment equal to the lesser of:

           (1) principal amount + (principal amount x percentage change x 3), or

           (2) the maximum redemption amount.

If the final price is less than the initial price, then, at maturity, you will receive a cash payment equal to:

                  principal amount + (principal amount x percentage change)

Sample Calculations of the Payment Amount

     The examples set out below are included for illustration purposes only. The prices of the Underlying ETF used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Price and Final Price (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") of the Underlying ETF on which the calculation of the Percentage Change will depend. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $10,000, a maximum redemption amount of 115% and that no market disruption event has occurred.


Example 1--  Calculation of the payment at maturity where the Percentage Change is 2%.
             Percentage Change:         2%
             Payment at Maturity        $10,000 + [$10,000 x (2% x 300%)] =
                                        $10,000 + $600 = $10,600
             On a $10,000 investment, a 2% percentage change results in a payment at maturity of $10,600, a 6% return on the Notes.



Example 2--  Calculation of the payment at maturity where the Percentage Change is 10%.
             Percentage Change:         10%
             Payment at Maturity        $10,000 + [$10,000 x (10% x 300%)] =
                                        $10,000 + $3,000 = $13,000,
                                        but the Maximum Redemption Amount is
                                        $11,500.
             On a $10,000 investment, a 10% percentage change results in a payment at maturity of $11,500, a 15% return on the Notes.



Example 3--  Calculation of the payment at maturity where the Percentage Change is less than 0%.
             Percentage Change:         -10%
             Payment at Maturity        $10,000 + ($10,000 x -10%) = $10,000 -
                                        $1,000 = $9,000
             On a $10,000 investment, a -10% percentage change results in a payment at maturity of $9,000, a -10% return on the Notes.

                                  RISK FACTORS

     The Notes are not secured debt and are riskier than ordinary unsecured debt securities. The return on the Notes is linked to the performance of the Underlying ETF. Investing in the Notes is not equivalent to investing directly in the stocks that comprise the Underlying ETF (the "Underlying ETF Constituent Stocks") or the Underlying ETF itself. See "The Underlying ETF" below for more information.

     This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the Notes.

The Notes Do Not Pay Interest or Guarantee Return of Your Investment

     The Notes do not pay interest and may return less, possibly significantly less, than the principal amount invested. The amount payable at maturity will be determined pursuant to the terms described in this pricing supplement. At maturity, if the Underlying ETF depreciates between the initial valuation date and the final valuation date, you will lose a portion of your principal amount at a rate of 1% loss of principal for every 1% decrease in the price.

Your Potential Payment at Maturity May Be Limited

     The Notes may provide less opportunity to participate in the appreciation of the Underlying ETF than an investment in a security linked to the Underlying ETF providing full participation in the appreciation, because the return is capped at 15%. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Underlying ETF.

Owning the Notes Is Not the Same as Owning the Underlying ETF Constituent Stocks or a Security Directly Linked to the Performance of the Underlying ETF

     The return on your Notes will not reflect the return you would realize if you actually owned the Underlying ETF Constituent Stocks or a security directly linked to the positive performance of the Underlying ETF and held such investment for a similar period because:

     o the return on the Notes at maturity is limited to the maximum redemption amount; and

     o the price of the Underlying ETF is calculated in part by reference to the prices of the Underlying ETF Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

     Even if the price of the Underlying ETF appreciates from the initial price during the term of the Notes, the market value of the Notes prior to maturity may not increase by the corresponding amount. It is also possible for the market value of the Notes prior to maturity to decline while the price of the Underlying ETF appreciates.

The Market Value of the Notes May Be Influenced by Unpredictable Factors

     The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the price of the Underlying ETF on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o the volatility of the Underlying ETF (i.e., the frequency and magnitude of changes in the price of the Underlying ETF);

     o the composition of the Underlying ETF and changes in the Underlying ETF Constituent Stocks;

     o    the market price of the Underlying ETF Constituent Stocks;

     o the dividend rate paid on the Underlying ETF Constituent Stocks (while not paid to holders of the Notes, dividend payments on the Underlying ETF Constituent Stocks may influence the value of the Underlying ETF Constituent Stocks and the price of the Underlying ETF, and therefore affect the market value of the Notes);

     o supply and demand for the Notes, including inventory positions with RBC Capital Markets Corporation or any other market-maker;

     o    interest rates in the market;

     o    the time remaining to the maturity of the Notes;

     o    the creditworthiness of Royal Bank; and

     o economic, financial, political, regulatory or judicial events that affect the price of the Underlying ETF or the market price of the Underlying ETF Constituent Stocks or that affect stock markets generally.

     In general, assuming all relevant factors are held constant, we anticipate that the effect on the market value of the notes based on a given change in most of the factors listed above will be less if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Our Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity

     The price at which you purchase the notes includes a selling concession (including a broker's commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price. We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

We are not affiliated with any Underlying ETF company and are not responsible for any disclosure made by any Underlying ETF company

     While we currently, or in the future, may engage in business with companies represented by constituent stocks of the Underlying ETF, neither we nor any of our affiliates, including the selling agents, assume any responsibility for the adequacy or accuracy of any publicly available information about any companies represented by the constituent stocks of the Underlying ETF or the calculation of the Underlying ETF. You should make your own investigation into the Underlying ETF and the companies represented by its constituent stocks. See the section entitled "The Underlying ETF" below for additional information about the Underlying ETF.

     None of the Barclays or any of its affiliates, or any of the companies that comprise the Underlying ETF is involved in this offering of the notes or has any obligation of any sort with respect to the Notes. As a result, none of those companies has any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of the Notes.

There May Not Be an Active Trading Market in the Notes--Sales in the Secondary Market May Result in Significant Losses

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. RBC Capital Markets Corporation and other affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. RBC Capital Markets Corporation or any other affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

Changes That Affect the Underlying ETF Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity

     The policies of the Barclays concerning the calculation of the Underlying ETF, additions, deletions or substitutions of the Underlying ETF Constituent Stocks and the manner in which changes affecting the Underlying ETF Constituent Stocks or the issuers of the Underlying ETF Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Underlying ETF, could affect the Underlying ETF and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if the Barclays changes these policies, for example by changing the manner in which it calculates the Underlying ETF, or if the Barclays discontinues or suspends calculation or publication of the Underlying ETF, in which case it may become difficult to determine the market value of the Notes. If events such as these occur, or if the closing price of the Underlying ETF is not available because of a market disruption event or for any other reason and no successor ETF is selected, the calculation agent--which initially will be The Bank of New York--may determine the closing price of the Underlying ETF or fair market value of the Notes --and thus the final price and the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

     Except to the Extent Royal Bank and One or More of its Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlying ETF, There Is No Affiliation Between the Underlying ETF and Royal Bank, and We Are Not Responsible for Any Disclosure by the Underlying ETF

     RBC Dain Rauscher Inc. and one or more of our other affiliates act, from time to time, as Authorized Participants in the distribution of shares of the Underlying ETF, and, at any time, may hold shares of the Underlying ETF. Except for the relationship described in the preceding sentence, Royal Bank is not otherwise affiliated with the Underlying ETF or the issuers of the Constituent Stocks or the stocks comprising the Russell 2000(R) Index (the "Underlying Index"). As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the Underlying ETF and many of the Constituent Stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Underlying ETF or any of the Constituent Stock issuers. You, as an investor in your Note, should make your own investigation into the Underlying ETF and the Constituent Stock issuers.

     Neither the Underlying ETF nor any of the Constituent Stock issuers are involved in this offering of your Note in any way and none of them have any obligation of any sort with respect to your Note. Neither the Underlying ETF nor any of the Constituent Stock issuers have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Note.

Royal Bank and its Affiliates Have No Affiliation with the Barclays and Are Not Responsible for its Public Disclosure of Information

     Royal Bank and its affiliates are not affiliated with Barclays in any way (except for licensing arrangements discussed below in "The Underlying ETF") and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Underlying ETF. If Barclays discontinues or suspends the calculation of the Underlying ETF, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor ETF selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor ETF comparable to the Underlying ETF exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific

Terms of the Notes--Market Disruption Event" and "--Discontinuance of or Adjustments to the Underlying ETF; Alteration of Method of Calculation". Barclays is not involved in the offer of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions that might affect the value of your Notes.

     We have derived the information about Barclays and the Underlying ETF in this pricing supplement from publicly available information, without independent verification. Neither we, nor any of our affiliates, assume any responsibility for the adequacy or accuracy of the information about the Underlying ETF or Barclays contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Underlying ETF and Barclays.

Historical Performance of the Underlying ETF Should Not Be Taken as an Indication of the Future Performance of the Underlying ETF During the Term of the Notes

     The trading prices of the Underlying ETF Constituent Stocks will determine the price. As a result, it is impossible to predict whether, or the extent to which, the price of the Underlying ETF will rise or fall. Trading prices of the Underlying ETF Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Underlying ETF Constituent Stocks and the price of the Underlying ETF. Accordingly, the historical performance of the Underlying ETF should not be taken as an indication of the future performance of the Underlying ETF.

Trading and Other Transactions by Royal Bank or its Affiliates in the Underlying ETF Constituent Stocks, Futures, Options, Exchange-Traded Funds or Other Derivative Products on the Underlying ETF Constituent Stocks or the Underlying ETF May Impair the Market Value of the Notes.

     As described below under "Use of Proceeds and Hedging", we or one or more affiliates may hedge our obligations under the Notes by purchasing or selling the Underlying ETF Constituent Stocks, futures or options on the Underlying ETF Constituent Stocks or the Underlying ETF, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Underlying ETF Constituent Stocks or the Underlying ETF, and we may adjust these hedges by, among other things, purchasing or selling the Underlying ETF Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Underlying ETF or the Underlying ETF Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may decrease the market price of the Underlying ETF Constituent Stocks and/or the price of the Underlying ETF, and, therefore, decrease the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

     We or one or more of our affiliates may also engage in trading in the Underlying ETF Constituent Stocks and other investments relating to the Underlying ETF Constituent Stocks or the Underlying ETF on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could decrease the market price of the Underlying ETF Constituent Stocks and/or the price of the Underlying ETF and, therefore, decrease the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying ETF Constituent Stocks or the Underlying ETF. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

     As noted above, Royal Bank and its affiliates expect to engage in trading activities related to the Underlying ETF and the Underlying ETF Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests Royal Bank and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of the Underlying ETF, could be adverse to the interests of the holders of the Notes.

     Royal Bank and its affiliates may, at present or in the future, engage in business with the issuers of the Underlying ETF Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of Royal Bank or another affiliate of Royal Bank and the interests of holders of the Notes. Moreover, Royal Bank subsidiaries, including RBC Capital Markets Corporation and RBC Dain Rauscher Inc., have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Underlying ETF Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by Royal Bank, RBC Capital Markets Corporation or other affiliates may affect the market price of the Underlying ETF Constituent Stocks and/or the price of the Underlying ETF and, therefore, the market value of the Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

     Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the sections entitled "Summary --What Are the Tax Consequences?" and "Supplemental Tax Considerations" in this pricing supplement, and the section "Certain Income Tax Consequences" in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

You Will Not Receive Interest Payments on the Notes or Dividend Payments on the Underlying ETF Constituent Stocks or Have Shareholder Rights in the Underlying ETF Constituent Stocks.

     You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Underlying ETF Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Underlying ETF Constituent Stocks may have.

The Calculation Agent Can Postpone the Determination of the Final Price or the Maturity Date if a Market Disruption Event Occurs on the Final Valuation Date.

     The determination of the final price may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing price of the Underlying ETF on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

     If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Underlying ETF that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event".

Royal Bank Has a Non-Exclusive Right to Use the Underlying ETF

     iShares(R) Russell 2000 Index Fund is a trade or service mark of Russell and is licensed for use by us. The notes have not been passed on by Russell as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by Russell. RUSSELL MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

     We have been granted a non-exclusive right to use the Underlying ETF and related trademarks in connection with the Notes. If we breach our obligations under the license, Barclays will have the right to terminate the license. If Barclays chooses to terminate the license agreement, we still have the right to use the Underlying ETF and related trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If we fail to cure this breach, it may become difficult for us to determine the payment amount of the Notes at maturity. The calculation agent in this case will determine the average price or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable discretion.

                               THE UNDERLYING ETF

The Russell 2000(R) Index

         We have derived all information regarding the Russell 2000(R) Index (the "Underlying Index") contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company (the "Underlying Index Sponsor"). The Underlying Index Sponsor owns the copyright and all other rights to the Underlying Index. The Underlying Index Sponsor has no obligation to continue to publish and may discontinue publication of, the Underlying Index. The Underlying Index Sponsor does not assume any responsibility for the accuracy or completeness of such information. The consequences of The Underlying Index Sponsor discontinuing the Underlying Index are described in "Discontinuance or Modification of the Fund or the Underlying Index" below. Current information regarding the market value of the Underlying Index is available from The Underlying Index Sponsor and from numerous public information sources. We do not make any representation that the publicly available information about the Underlying Index is accurate or complete. The Underlying Index is determined, comprised and calculated by The Underlying Index Sponsor without regard to the notes. Neither we nor the agent, the calculation agent or their affiliates accept any responsibility for the calculation, maintenance or publication, or any error, omission or disruption in the Underlying Index.
         The Underlying Index measures the composite price performance of stocks of 2,000 companies (the "Constituent Stocks") domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE, NASDAQ, the AMEX or in the over-the-counter market and are the 2000 smallest securities that form the Russell 3000(R) Index. The Russell 3000(R) Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.
The Russell 2000(R) Index represents approximately 8% of the total market capitalization of the Russell 3000(R) Index. The Russell 2000(R) Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000(R) Index. The Russell 2000(R) Index is a sub-group of the Russell 3000(R) Index. To be eligible for inclusion in the Russell 3000(R) Index, and, consequently, the Russell 2000(R) Index, a company's stocks must be listed on May 31 of a given year and The Underlying Index Sponsor must have access to documentation verifying the company's eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.
Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000(R) Index and, consequently, the Russell 2000(R) Index. The following securities are specifically excluded from the Russell 2000(R) Index:

     o    stocks traded on U.S. exchanges but domiciled in other countries,

     o preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and

     o trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000(R) Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000(R) Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.
The Russell 2000(R) Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.
Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000(R) Index reflects changes in the capitalization, or market value, of the constituent stocks relative to the capitalization on a base date. The current Russell 2000(R) Index value is calculated by adding the market values of the Russell 2000(R) Index's constituent stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell 2000(R) Index on the base date of December 31, 1986. To calculate the Russell 2000(R) Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a constituent stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000(R) Index. In order to provide continuity for the Russell 2000(R) Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for constituent stocks, company additions or deletions, corporate restructurings and other capitalization changes.
Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the SEC. Other sources are used in cases of missing or questionable data. The following types of shares are considered unavailable for the purposes of capitalization determinations:

     o ESOP or LESOP shares -- corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

     o Corporate cross-owned shares -- when shares of a company in the Underlying Index are held by another o company also in the Underlying Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

     o Large private and corporate shares -- large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Underlying Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds;

     o Unlisted share classes -- classes of common stock that are not traded on a U.S. securities exchange; and

     o Initial public offering lock-ups -- shares locked-up during an initial public offering are not available o to the public and will be excluded from the market value at the time the initial public offering enters the Underlying Index.

Corporate Actions Affecting the Russell 2000(R) Index. The following summarizes the types of Russell 2000(R) Index maintenance adjustments and indicates whether or not an index adjustment is required:

     o "No Replacement" Rule -- Securities that leave the Russell 2000(R) Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced.

          Thus, the number of securities in the Russell 2000(R) Index over the past year will fluctuate according to corporate activity.

     o Rule for Deletions -- When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Underlying Index at the close on the effective date or when the stock is no longer trading on the exchange. When acquisitions or mergers take place within the Russell 2000(R) Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the Underlying Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., Russell 3000 or Russell
          1000), the shares for the acquiring stock were not adjusted until month end.

     o Deleted Stocks -- Effective on January 1, 2002, when deleting stocks from the Russell 2000(R) Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

     o Rule for Additions -- The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company's Index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000(R) Index at the latest reconstitution.

     o Rule for Corporate Action-Driven Changes -- Beginning April 1, 2003 changes resulting from corporate actions are generally be applied at the open of the ex-date using the previous day's closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

Updates to Share Capital Affecting the Russell 2000(R) Index. Each month, the Russell 2000(R) Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000(R) Index. This does not affect treatment of major corporate events, which are effective on the ex-date.
Pricing of Securities Included in the Russell 2000(R) Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

The iShares(R) Russell 2000 Index Fund

         Unless otherwise stated, all information contained herein on the Underlying ETF is derived from publicly available sources and is provided for informational purposes only.

         According to its publicly available documents, the Underlying ETF is intended to correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000(R) Index. However, an index is a theoretical financial calculation, while a fund is an actual investment portfolio. The performance of a fund and its underlying index may vary somewhat due to transaction costs, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.

         The investment adviser for the Fund is Barclays Global Fund Advisors ("BGFA"), a wholly-owned subsidiary of Barclays Global Investors, N.A. ("BGI"). BGFA has overall responsibility for the general management and administration of the iShares Trust. BGFA provides an investment program for each fund under the Trust and manages the investments of its assets. BGFA uses teams of portfolio managers, investment strategists and other investment specialists. BGFA also arranges for transfer agency, custody, fund administration and all other non-distribution related services necessary for the Fund to operate. Under an investment advisory agreement, BGFA is responsible for all expenses of the Trust, including the cost of the transfer agency, custody, fund administration, legal, audit and other services, except interest expense and taxes, brokerage expenses, distribution fees or expenses, and extraordinary expenses.

         BGFA uses a representative sampling strategy for the Fund, according to which it invests in a representative sample of stocks underlying the Underlying ETF Index, which have a similar investment profile as the Underlying ETF Index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return on variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying ETF Index. BGFA expects that, over time, the correlation between each Fund's performance and that of the Underlying ETF Index, before fees and expenses, will be 95% or better.

         The shares of the Underlying ETF are registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. Information provided to or filed with the SEC by the Fund pursuant to the Exchange Act can be located by reference to SEC file number 001-15897.

         In addition, information regarding the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of the Underlying ETF. We have derived all disclosures contained in this pricing supplement regarding the Underlying ETF and the Underlying Index from the publicly available documents described in the preceding paragraphs. Neither we nor RBC Capital Markets Corporation or its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying ETF or the Underlying Index in connection with the offering of the Notes. Neither we nor RBC Capital Markets Corporation or its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Underlying ETF or the Underlying Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Underlying ETF (and therefore the payment at maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying ETF or the Underlying Index could affect the value you will receive on the Maturity Date with respect to the Notes and therefore the market value of the Notes.

No one makes any representation to you as to the performance of the shares of the Underlying ETF. As a prospective purchaser of Notes, you should undertake such independent investigation of the Underlying ETF and the Underlying Index as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

License Agreement

         We have entered into a non-exclusive license agreement with BGI pursuant to which BGI has licensed us, solely in connection with the notes, the right to use the iShares(R) mark in connection with the iShares(R) Russell 2000 Index Fund.

         The license agreement between us and BGI requires that the following language be stated in this pricing supplement:

iShares(R) is a registered mark of Barclays Global Investors, N.A. BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG. The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Discontinuance or Modification of the Underlying ETF ETF or the Underlying ETF Index
If the iShares(R) Russell 2000 Index Fund is de-listed from the AMEX, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued iShares(R) Russell 2000 Index Fund. We refer to any substitute exchange traded fund approved by the calculation agent as a "successor fund". If the iShares(R) Russell 2000 Index Fund is de-listed from the AMEX and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the Underlying ETF by a computation methodology that the calculation agent determines, in its sole discretion, will as closely as reasonably possible replicate the iShares(R) Russell 2000 Index Fund. If a successor fund is selected or the calculation agent calculates a closing price as a substitute for the shares of the Underlying ETF, that successor fund or closing price will be substituted for the iShares(R) Russell 2000 Index Fund or closing price of the shares of the Underlying ETF, as applicable for all purposes of this pricing supplement and the notes.

If at any time the Underlying ETF Index is changed in a material respect or if the iShares(R) Russell 2000 Index Fund in any other way is modified so that it does not, in the sole discretion of the calculation agent, fairly represent the shares of the Underlying ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the sole discretion of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the iShares(R) Russell 2000 Index Fund or the successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices of the shares of the Underlying ETF ETF or the closing price of the shares of the successor fund, as adjusted. Accordingly, if the iShares(R) Russell 2000 Index Fund or a successor fund is modified in a way that the price of its shares is a fraction or multiple of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the shares of the Underlying ETF or shares of the successor fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

        Historical Performance of the iShares(R) Russell 2000 Index Fund

     The following chart shows the performance of the iShares(R) Russell 2000 Index Fund of the period from May 30, 2000 to September 19, 2007.



                          Closing Price in U.S. Dollar
                         iShares Russell 2000 Index Fund
                                    (00 - 07)
                                 [CHART OMITTED]




                                                                                                   Period-End
                                              High Intra-Day            Low Intra-Day           Closing Price of
   Period-Start          Period-End            Price of the             Price of the             the Underlying
       Date                 Date              Underlying ETF           Underlying ETF                 ETF
       ----                 ----              --------------           --------------          ------------------
     1/1/2004             3/31/2004               60.215                   55.36                    58.8
     4/1/2004             6/30/2004               60.575                   52.755                   58.995
     7/1/2004             9/30/2004               59.04                    51.335                   56.925
    10/1/2004            12/31/2004               65.33                    56.035                   64.75

     1/1/2005             3/31/2005               65.21                    59.925                   61.075
     4/1/2005             6/30/2005               64.65                    56.495                   63.7
     7/1/2005             9/30/2005               68.52                    63.44                    66.39
    10/1/2005            12/30/2005               69.16                    61.05                    66.72

     1/1/2006             3/31/2006               76.24                    66.05                    75.97
     4/1/2006             6/30/2006               78.02                    66.55                    71.73
     7/1/2006             9/29/2006               73.57                    66.35                    72
    10/1/2006            12/29/2006               79.76                    70.68                    78.03

     1/1/2007             3/31/2007               82.49                    75.15                    79.51
     4/1/2007             6/30/2007               85.17                    79.15                    82.96
     7/1/2007             9/19/2007               85.74                    73.24                    81.61


            Sources: Bloomberg L.P. and FactSet Research Systems Inc.

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                           SPECIFIC TERMS OF THE NOTES

     In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Securities We May Offer--Ownership and Book-Entry Issuance" in the accompanying prospectus.

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C" (the "medium-term notes") that we may issue under the senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, from time to time. This pricing supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all medium-term notes are described in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and prospectus supplement and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

     Please note that the information about the price to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of the Notes in more detail below. References to "ETF" mean the iShares(R) Russell 2000 Index Fund.

Coupon

     We will not pay you interest during the term of the Notes.

Denomination

     We will offer the Notes in denominations of $1,000 and integral multiples of $1,000 in excess thereof (except that non-U.S. investors may be subject to higher minimums).

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     If the final price is greater than or equal to the initial price, then, at maturity, you will receive a cash payment equal to the lesser of:

     (1) principal amount + (principal amount x percentage change x 3), or

     (2) the maximum redemption amount.

If the final price is less than the initial price, then, at maturity, you will receive a cash payment equal to:

         principal amount + (principal amount x percentage change)

The "maximum redemption amount" is the principal amount multiplied by 115%. The "percentage change" will be calculated as follows:

                  Percentage Change =   Final Price - Initial Price
                                        ---------------------------
                                               Initial Price
where, the "initial price" is the closing price of the Underlying ETF on the initial valuation date and the "final price" is the closing price of the Underlying ETF on the final valuation date.

Maturity Date

     If the maturity date stated on the cover of this pricing supplement is not a business day, then the maturity date will be the next following business day. If the third business day before this applicable day is not the final valuation date referred to below, then the maturity date will be the third business day following the final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

Final Valuation Date

     The final valuation date will be the final valuation date stated on the cover of this pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than ten business days.

Market Disruption Event

     As set forth under "--Payment at Maturity" above, the calculation agent will determine the final price on the final valuation date. As described above, the final valuation date may be postponed and thus the determination of the final price may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will use the closing price of the Underlying ETF on the first business day after the final valuation date on which no market disruption event occurs or is continuing as the final price. In no event, however, will the determination of the final price be postponed by more than ten business days.

     If the determination of the final price is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the final price will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price of the Underlying ETF that would have prevailed in the absence of the market disruption event and determine the final price.

     Any of the following will be a market disruption event:

     o a suspension, absence or material limitation of trading in a material number of ETF Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying ETF or a material number of ETF Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

     o the Underlying ETF is not published, as determined by the calculation agent in its sole discretion; or

     o in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging".

     The following events will not be market disruption events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

     o a decision to permanently discontinue trading in the option or futures contracts relating to the Underlying ETF or any ETF Constituent Stocks.

     For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Underlying ETF or any ETF Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount".

     For the purpose of determining whether the holders of our medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Note outstanding as the principal amount of that Note. Although the terms of the Notes may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities--Modification and Waiver" and "--Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies".

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment and Delivery

     Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

     When we refer to a business day with respect to the Notes, we mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

Role of Calculation Agent

     The Bank of New York will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the initial price, the final price, the percentage change and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus supplement under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving sales of securities included in or linked to the Underlying ETF and/or purchases and/or sales of listed and/or over-the-counter options or futures on ETF Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Underlying ETF prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     o    acquire or dispose of securities of the issuers of ETF Constituent
          Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the Underlying ETF or the value of the Underlying ETF Constituent Stocks;

     o acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the price of other similar market indices or stocks; or

     o    any combination of the above three.

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of ETF Constituent Stocks, listed or over-the-counter options or futures on ETF Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the price of the Underlying ETF or indices designed to track the performance of the Underlying ETF or other components of the equities market.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

     The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus. It applies to you only if you acquire your Note in the offering at the offering price and you hold your Note as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    a dealer in securities or currencies;

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     o    a bank;

     o    a life insurance company;

     o    a tax-exempt organization;

     o    a partnership or other pass-through entity,

     o a person that owns a note as a hedge or that is hedged against interest rate risks;

     o a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

     o a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

     This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

     You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the Notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a Note and you are for U.S. federal income tax purposes:

     o    a citizen or resident of the United States;

     o    a domestic corporation;

     o an estate whose income is subject to U.S. federal income tax regardless of its source; or

     o a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

     The Notes should be treated as a pre-paid derivative contract with respect to the Underlying ETF and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     Alternative Treatments. It would also be possible to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss. If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including any payment at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about September 28, 2007, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as "T+3"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.





                                       US$


                                   [RBC LOGO]
                              Royal Bank of Canada
                    Senior Global Medium-Term Notes, Series C
     Enhanced Return (Leveraged) Notes Linked to the iShares(R) Russell 2000
                        Index Fund, due October 9, 2008


                                September _, 2007